INTEGRATED HEALTH SERVICES, INC.
                             10065 RED RUN BOULEVARD
                            OWINGS MILLS, MD 21117.


May 30, 1996

Integrated Health Services, Inc,
10065 Red Run Boulevard
Owings Mills, Maryland 21117

Ladies and Gentlemen:

     I refer to the registration statement on Form S-3 (Registration No. 333-4053) (the "Registration Statement"), filed by Integrated Health Services, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,431,204 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), to be sold by certain Selling Stockholders named therein.

     I am Executive Vice President and General Counsel of the Company. As counsel for the Company, I have examined such corporate records, documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in my opinion the shares of Common Stock to be sold by the Selling Stockholders have been duly and validly authorized and are legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that I am a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.



                                             Very truly yours,



                                             /s/ Marshall A. Elkins
                                             -----------------------------
                                             Marshall A. Elkins
                                             Executive Vice President
                                             and General Counsel

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